Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Newmont Goldcorp Corporation (formerly known as Newmont Mining Corporation) Registration Statement on Form S-8 pertaining to the Goldcorp Inc. Amended and Restated 2005 Stock Option Plan of our reports dated February 21, 2019, with respect to the consolidated financial statements and schedules of Newmont Mining Corporation and the effectiveness of internal control over financial reporting of Newmont Mining Corporation included in its Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

June 14, 2019